Exhibit 10.1
INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT
BETWEEN
TPG SPECIALTY LENDING, INC.
AND
TSL ADVISERS, LLC
     This Agreement (the “Agreement”) is made as of April 15, 2011, by and between TPG SPECIALTY LENDING, INC., a Delaware corporation (the “Company”), and TSL ADVISERS, LLC, a Delaware limited liability company (the “Adviser”).
     WHEREAS, the Company is a closed-end management investment company that intends to elect to be treated as a business development company (“BDC”) under the Investment Company Act of 1940 (the “Investment Company Act”);
     WHEREAS, the Adviser is an investment adviser that is registered under the Investment Advisers Act of 1940 (the “Advisers Act”); and
     WHEREAS, the Company desires to retain the Adviser to furnish investment advisory services to the Company on the terms and conditions hereinafter set forth, and the Adviser desires to be retained to provide such services.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:
1.	Duties of the Adviser
     (a) The Company hereby employs the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company (the “Board”), for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Company’s registration statement on Form 10 (File No. 000-54245) initially filed on January 14, 2011 (and as the same shall be amended from time to time, the “Registration Statement”), and prior to the filing of the Company’s Registration Statement, in accordance with the investment objective, policies and restrictions that are set forth in the Company’s private placement memorandum dated April 2011; (ii) in accordance with all other applicable federal and state laws, rules and regulations, and the Company’s charter and by-laws as the same shall be amended from time to time; and (iii) in accordance with the Investment Company Act. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement: (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify/source, research, evaluate and negotiate the structure of the investments made by the Company; (iii) close and monitor the Company’s investments; (iv) determine the securities and other assets that the Company will purchase, retain, or sell; (v) use reasonable endeavors to ensure that the Company’s investments consist mainly of shares, securities or currencies (or derivative contracts relating thereto), which for the avoidance of doubt may include loans, notes and other evidences of indebtedness; (vi) perform due diligence on prospective portfolio companies; and (vii) provide the Company with such other investment advisory, research, and related services as the Company may, from time to time, reasonably require for the investment of its funds, including providing operating and managerial assistance to the Company and its portfolio companies as required. Subject to the supervision of the Board, the Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing, the Adviser will arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary or appropriate for the Adviser to make investments on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle (in accordance with the Investment Company Act).
     (b) The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.
     (c) The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Adviser and the Company. The Company shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law.
     (d) The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.
     (e) The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the

Company and will surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records.
     (f) The Adviser shall be primarily responsible for the execution of any trades in securities in the Company’s portfolio and the Company’s allocation of brokerage commissions.
2.	Company’s Responsibilities and Expenses Payable by the Company
     (a) Except as otherwise provided herein or in the Administration Agreement, the Adviser shall be solely responsible for the compensation of its investment professionals and employees and all overhead expenses of the Adviser (including rent, office equipment and utilities). The Company will bear all other costs and expenses of its operations, administration and transactions, including (without limitation) those relating to: organizational expenses (up to an aggregate of $1,500,000, it being understood and agreed that the Adviser shall bear all organizational expenses of the Company in excess of such amount); calculating the Company’s net asset value (including the cost and expenses of any independent valuation firm); expenses, including travel expense, incurred by the Adviser or payable to third parties performing due diligence on prospective portfolio companies and, if necessary, enforcing the Company’s rights; sales and purchases of the Company’s common stock and other securities; fees paid to the Adviser under this Agreement; distributions on the Company’s shares; administration fees, if any, payable under the Administration Agreement between the Company and TSL Advisers, LLC (the “Administrator”); debt service and other costs of borrowings or other financing arrangements; the allocated costs incurred by the Adviser in providing managerial assistance to those portfolio companies that request it; amounts payable to third parties relating to, or associated with, making or holding investments; transfer agent and custodial fees; costs of hedging; commissions and other compensation payable to brokers or dealers; registration fees; listing fees; federal, state and local taxes; independent director fees and expenses; costs of preparing and filing reports or other documents required by the Securities and Exchange Commission and other reporting and compliance costs; the costs of any reports, proxy statements or other notices to the Company’s stockholders, including printing and mailing costs, and the costs of any stockholders’ meetings, as well as the compensation of an investor relations professional responsible for the coordination and administration of the foregoing; the Company’s fidelity bond; directors and officers/errors and omissions liability insurance, and any other insurance premiums; indemnification payments; direct costs and expenses of administration, including audit and legal costs; and all other expenses reasonably incurred by the Company in connection with making investments and administering the Company’s business. Notwithstanding anything to the contrary contained herein, the Company shall reimburse the Adviser (or its affiliates) for an allocable portion of the compensation paid by the Adviser (or its affiliates) to the Company’s Chief Compliance Officer and Chief Financial Officer (based on a percentage of time such individuals devote, on an estimated basis, to the business affairs of the Company). For the avoidance of doubt, the Adviser shall be solely responsible for any placement or “finder’s” fees payable to placement agents engaged by the Company or its affiliates in connection with the offering of securities by the Company.

3.	Compensation of the Adviser
     The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (the “Management Fee”) and an incentive fee (the “Incentive Fee”) as hereinafter set forth. The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. To the extent permitted by applicable law, the Adviser may elect, or the Company may adopt, a deferred compensation plan pursuant to which the Adviser may elect to defer all or a portion of its fees hereunder for a specified period of time.
     (a) The Management Fee shall be calculated at an annual rate of 1.5% of the Company’s gross assets. For services rendered under this Agreement, the Management Fee will be payable quarterly in arrears. The Management Fee will be calculated based on the average value of the Company’s gross assets at the end of the two most recently completed calendar quarters, and appropriately adjusted for any share issuances or repurchases during the current calendar quarter.1 Management Fees for any partial month or quarter will be appropriately prorated.
     (b) The Incentive Fee shall consist of two parts, as follows:
(i)	One part will be calculated and payable quarterly in arrears based on the pre-Incentive Fee net investment income for the immediately preceding calendar quarter. For this purpose, pre-Incentive Fee net investment income means dividends (including reinvested dividends), interest and fee income accrued by the Company during the calendar quarter, minus the Company’s operating expenses for the quarter (including the Management Fee, expenses payable under the Administration Agreement to the Administrator, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with pay-in-kind interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-Incentive Fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. Pre-Incentive Fee net investment income, expressed as a rate of return on the value of the Company’s net assets at the end of the immediately preceding calendar quarter, will be compared to a “hurdle rate” of 1.5% per quarter (6% annualized). The Company’s net investment income used to calculate

[1]	For each of the first two calendar quarters of the Company’s operations, the Management Fee shall be calculated based on the Company’s gross assets at the end of such calendar quarter, and appropriately adjusted for any share issuances or repurchases during such calendar quarter.

this part of the Incentive Fee is also included in the amount of its gross assets used to calculate the 1.5% Management Fee.
The Company will pay the Adviser an Incentive Fee with respect to the Company’s pre-Incentive Fee net investment income in each calendar quarter as follows:
•	With the exception of the Capital Gains Fee (as defined and discussed in greater detail below), no Incentive Fee is payable to the Adviser in any calendar quarter in which the Company’s pre-Incentive Fee net investment income does not exceed the hurdle rate of 1.5% for such quarter.

•	Following any initial public offering (“IPO”) of the Company’s common stock that may occur, 100% of the Company’s pre-Incentive Fee net investment income with respect to that portion of such pre-Incentive Fee net investment income, if any, that exceeds the hurdle rate is payable to the Adviser until the Adviser has received 17.5% of the total pre-Incentive Fee net investment income for that fiscal quarter. The Company refers to this portion of the Company’s Pre-Incentive Fee Net Investment Income as the “catch-up.”

Prior to any IPO of the Company’s common stock that may occur, 100% of the Company’s pre-Incentive Fee net investment income with respect to that portion of such pre-Incentive Fee net investment income, if any, that exceeds the hurdle rate is payable to the Adviser until the Adviser has received 15% of the total pre-Incentive Fee net investment income for that fiscal quarter.

•	Following any IPO of the Company’s common stock that may occur, once the hurdle is reached and the catch-up is achieved, 17.5% of all remaining pre-Incentive Fee net investment income for that fiscal quarter is payable to the Adviser.

Prior to any IPO of the Company’s common stock that may occur, once the hurdle is reached and the catch-up is achieved, 15% of all remaining pre-Incentive Fee net investment income for that fiscal quarter is payable to the Adviser.

•	These calculations will be appropriately prorated for any period of less than three months and adjusted for any share issuances or repurchases during the relevant quarter.

(ii) Following any IPO of the Company’s common stock that may occur, the second part of the Incentive Fee (the “Capital Gains Fee”) will be determined and payable in arrears as of the end of each fiscal year of the Company (or upon termination of this Agreement as set forth below), and will equal the Weighted Percentage (as defined below) of the Company’s realized capital gains, if any, on a cumulative basis from the inception of the Company to the end of such fiscal year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, minus the aggregate amount of any previously paid capital gain incentive fees for prior periods. The Weighted Percentage is intended to ensure that, for each fiscal year following an IPO of the Company’s common stock, the portion of the Company’s realized capital gains that accrued prior to an IPO will be subject to an incentive fee rate of 15% and the portion of the Company’s realized capital gains that accrued following an IPO will be subject to an incentive fee rate of 17.5%, and is determined as follows:
“Weighted Percentage” means a percentage equal to the Pre-IPO Percentage plus the Post-IPO Percentage.
“Pre-IPO Percentage” means a percentage determined by multiplying 15% by a fraction, the numerator of which is the Pre-IPO Gain Amount and the denominator of which is the Total Gain Amount, rounded to the nearest one hundredth percent.
“Post-IPO Percentage” means a percentage determined by multiplying 17.5% by a fraction, the numerator of which is the Post-IPO Gain Amount and the denominator of which is the Total Gain Amount, rounded to the nearest one hundredth percent.
“Total Gain Amount” means, for any fiscal year, the aggregate dollar amount of the Company’s realized capital gains on a cumulative basis from the inception of the Company to the end of such fiscal year.
“Pre-IPO Gain Amount” means the aggregate dollar amount equal to sum of the following:
(A) In respect of each capital gain of the Company realized prior to the occurrence of any IPO, a dollar amount equal to 100% of such capital gain; and
(B) In respect of each capital gain of the Company realized following the occurrence of an IPO:
(I) In the event that the investment giving rise to such capital gain was made by the Company prior to the occurrence of an IPO, a dollar amount equal to the portion of such capital gain, if any, that had accrued on the books of the Company as of the date of any IPO (the “Marked Amount”); provided, however, if the Marked Amount for such capital gain exceeds the disposition proceeds realized in respect of the such capital gain, the dollar amount to be included in this paragraph (B)(I) in respect of such capital gain shall equal (x) the disposition proceeds realized in respect of such capital gain minus (y) the cost basis of such capital gain; or
(II) In the event that the investment giving rise to such capital gain was made by the Company following the occurrence of an IPO, zero.
“Post-IPO Gain Amount” means the aggregate dollar amount equal to the sum of the following:
(A) In respect of each capital gain of the Company realized prior to the occurrence of an IPO, zero; and
(B) In respect of each capital gain of the Company realized following the occurrence of an IPO:
(I) In the event that the investment giving rise to such capital gain was made by the Company prior to the occurrence of an IPO, a dollar amount equal to (x) disposition proceeds realized in respect of such capital gain minus (y) the Marked Amount in respect of such capital gain; provided, however, if the Marked Amount for such capital gain exceeds the disposition proceeds realized in respect of such capital gain, the amount to be included in this paragraph (B)(I) in respect of such capital gain shall be zero; provided, further, if the investment giving rise to such capital gain was reflected as an unrealized capital loss on the books of the Company as of the date of an IPO, the dollar amount to be included in this paragraph (B)(I) shall equal 100% of such capital gain; or
(II) In the event that the investment giving rise to such capital gain was made by the Company following the occurrence of an IPO, a dollar amount equal to 100% of such capital gain.
Prior to any IPO of the Company’s common stock that may occur, the Capital Gains Fee will equal 15% of the Company’s realized capital gains, if any, on a cumulative basis from the inception of the Company to the end of such fiscal year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, minus the aggregate amount of any previously paid capital gain incentive fees for prior period; provided that the Capital Gains

Fee determined as of December 31, 2011 will be calculated for a period of shorter than twelve calendar months to take into account any realized capital gains computed net of all realized capital losses and unrealized capital depreciation from inception. In the event that this Agreement shall terminate as of a date that is not a fiscal year end, the termination date shall be treated as though it were a fiscal year end for purposes of calculating and paying a Capital Gains Fee.
Examples of Quarterly Incentive Fee Calculation :
Example 1: Income Related Portion of Incentive Fee (*) (**):
Alternative 1
Assumptions
Investment income (including interest, dividends, fees, etc.) = 2%
Hurdle rate (1) = 1.5%
Management fee (2) = 0.375%
Other expenses (legal, accounting, custodian, transfer agent, etc.) (3) = 0.20%
Pre-Incentive Fee net investment income
     (investment income — (management fee + other expenses)) = 1.425%
Pre-incentive net investment income does not exceed hurdle rate, therefore there is no Incentive Fee.
Alternative 2
Assumptions
Investment income (including interest, dividends, fees, etc.) = 2.375%
Hurdle rate (1) = 1.5%
Management fee (2) = 0.375%
Other expenses (legal, accounting, custodian, transfer agent, etc.) (3) = 0.20%
Pre-Incentive Fee net investment income
     (investment income — (management fee + other expenses)) = 1.8%
Incentive Fee = 100% × pre-Incentive Fee net investment income, subject to the “catch-up” (4)
     = 100% × (1.8% — 1.5%)
     = 0.3%
Alternative 3
Assumptions
Investment income (including interest, dividends, fees, etc.) = 3.5%
Hurdle rate (1) = 1.5%
Management fee (2) = 0.375%
Other expenses (legal, accounting, custodian, transfer agent, etc.) (3) = 0.20%
Pre-Incentive Fee net investment income
     (investment income — (management fee + other expenses)) = 2.925%
Incentive Fee = 17.5% × pre-Incentive Fee net investment income, subject to “catch-up” (4)
Incentive Fee = 100% × “catch-up” + (17.5% × (pre-Incentive Fee net investment income — 1.82%))
Catch-up = 1.82% — 1.5% =0.32%
Incentive Fee = (100% × 0.32%) + (17.5% × (2.925% — 1.82%))
     = 0.32% + (17.5% × 1.105%)
     = 0.32% + 0.193%
     = 0.513%

(1)	Represents 6.0% annualized hurdle rate.

(2)	Represents 1.5% annualized management fee.

(3)	Excludes organizational and offering expenses.

(4)	The “catch-up” provision is intended to provide the Adviser with an Incentive Fee of 17.5% on all of the Company’s pre-Incentive Fee net investment income as if a hurdle rate did not apply when the Company’s net investment income exceeds 17.5% in any calendar quarter and is not applied once the Adviser has received 17.5% of investment income in a quarter. The “catch-up” portion of the Company’s pre-Incentive Fee Net Investment Income is the portion that exceeds the 1.5% hurdle rate but is less than or equal to 1.82% in any fiscal quarter.

(*)	This example assumes that an IPO of the Company’s common stock has occurred.

(**)	The hypothetical amount of pre-Incentive Fee net investment income shown is based on a percentage of total net assets.
Example 2: Capital Gains Portion of Incentive Fee:
Assumptions
•	Year 1: $10 million investment made in Company A (“Investment A”), $10 million investment made in Company B (“Investment B”), $10 million investment made in Company C (“Investment C”), $10 million investment made in Company D (“Investment D”) and $10 million investment made in Company E (“Investment E”).

•	Year 2: Investment A sold for $20 million, fair market value (“FMV”) of Investment B determined to be $8 million, FMV of Investment C determined to be $12 million, and FMV of Investments D and E each determined to be $10 million.

•	Year 3: IPO of the Company occurs. At IPO, FMV of Investment of B determined to be $8 million, FMV of Investment C determined to be $14 million, FMV of Investment D determined to be $14 million and FMV of Investment E determined to be $16 million.

•	Year 4: $10 million investment made in Company F (“Investment F”), Investment D sold for $12 million, FMV of Investment B determined to be $10 million, FMV of Investment C determined to be $16 million and FMV of Investment E determined to be $14 million.

•	Year 5: Investment C sold for $20 million, FMV of Investment B determined to be $14 million, FMV of Investment E determined to be $10 million and FMV of Investment F determined to $12 million.

•	Year 6: Investment B sold for $16 million, FMV of Investment E determined to be $8 million and FMV of Investment F determined to be $15 million.

•	Year 7: Investment E sold for $8 million and FMV of Investment F determined to be $17 million.

•	Year 8: Investment F sold for $18 million.

These assumptions are summarized in the following chart:

							Cumulative	Cumulative	Cumulative
							Unrealized	Realized	Realized
	Investment	Investment	Investment	Investment	Investment	Investment	Capital	Capital	Capital
	A	B	C	D	E	F	Depreciation	Losses	Gains
Year 1	$10 million (cost basis)	$10 million (cost basis)	$10 million (cost basis)	$10 million (cost basis)	$10 million (cost basis)	—	—	—	—

Year 2	$20 million (sale price)	$8 million FMV	$12 million FMV	$10 million FMV	$10 million FMV	—	$2 million	—	$10 million

Year 3 (IPO)	—	$8 million FMV at IPO	$14 million FMV at IPO	$14 million FMV at IPO	$16 million FMV at IPO	—	$2 million	—	$10 million

Year 4	—	$10 million FMV	$16 million FMV	$12 million (sale price)	$14 million FMV	$10 million (cost basis)	—	—	$12 million

Year 5	—	$14 million FMV	$20 million (sale price)	—	$10 million FMV	$12 million FMV	—	—	$22 million

Year 6	—	$16 million (sale price)	—	—	$8 million FMV	$15 million FMV	$2 million	—	$28 million

Year 7	—	—	—	—	$8 million (sale price)	$17 million FMV	—	$2 million	$28 million

Year 8	—	—	—	—	—	$18 million (sale price)	—	$2 million	$36 million
The capital gains portion of the Incentive Fee would be:
•	Year 1: None

•	Year 2:

Capital gains Incentive Fee = 15% multiplied by ($10 million realized capital gains on sale of Investment A less $2 million cumulative capital depreciation) = $1.2 million

•	Year 3:

Capital Gains Incentive Fee = (Weighted Percentage multiplied by ($10 million cumulative realized capital gains less $2 million cumulative capital depreciation)) less $1.2 million cumulative Capital Gains Fee previously paid = $1.2 million less $1.2 million = $0.00

Weighted Percentage = (15% multiplied by ($10 million Pre-IPO Gain Amount divided by $10 million Total Gain Amount )) plus (17.5% multiplied by ($0 Post-IPO Gain Amount divided by $10 million Total Gain Amount)) = 15%

•	Year 4:

Capital Gains Fee = (Weighted Percentage multiplied by ($12 million cumulative realized capital gains)) less $1.2 million cumulative Capital Gains Fee previously paid = $1.8 million less $1.2 million = $0.6 million

Weighted Percentage = (15% multiplied by ($12 million Pre-IPO Gain Amount divided by $12 million Total Gain Amount)) plus (17.5% multiplied by ($0 Post-IPO Gain Amount divided by $10 million Total Gain Amount)) = 15%

•	Year 5:

Capital Gains Fee = (Weighted Percentage multiplied by ($22 million cumulative realized capital gains)) less

$1.8 million cumulative Capital Gains Fee previously paid = $3.45 million less $1.8 million = $1.65 million

Weighted Percentage = (15% multiplied by ($16 million Pre-IPO Gain Amount divided by $22 million Total Gain Amount)) plus (17.5% multiplied by ($6 Post-IPO Gain Amount divided by $22 million Total Gain Amount)) = 15.68%

•	Year 6:

Capital Gains Fee = (Weighted Percentage multiplied by ($28 million cumulative realized capital gains less $2 million cumulative capital depreciation)) less $3.45 million cumulative Capital Gains Fee previously paid = $4.18 million less $3.45 million = $0.73 million

Weighted Percentage = (15% multiplied by ($16 million Pre-IPO Gain Amount divided by $28 million Total Gain Amount)) plus (17.5% multiplied by ($12 Post-IPO Gain Amount divided by $28 million Total Gain Amount)) = 16.07%

•	Year 7:

Capital Gains Fee = (Weighted Percentage multiplied by ($28 million cumulative realized capital gains less $2 million cumulative realized capital losses)) less $4.18 million cumulative Capital Gains Fee previously paid = $4.18 million less $4.18 million = $0.00

Weighted Percentage = (15% multiplied by ($16 million Pre-IPO Gain Amount divided by $28 million Total Gain Amount)) plus (17.5% multiplied by ($12 Post-IPO Gain Amount divided by $28 million Total Gain Amount)) = 16.07%

•	Year 8:

Capital Gains Fee = (Weighted Percentage multiplied by ($36 million cumulative realized capital gains less $2 million cumulative realized capital losses)) less $4.18 million cumulative Capital Gains Fee previously paid = $5.57 million less $4.18 million = $1.39 million

Weighted Percentage = (15% multiplied by ($16 million Pre-IPO Gain Amount divided by $36 million Total Gain Amount)) plus (17.5% multiplied by ($18 Post-IPO Gain Amount divided by $36 million Total Gain Amount)) = 16.39%
     (c) Prior to any IPO of the Company’s common stock that may occur, the Adviser shall waive its right to receive the Management Fee in excess of the sum of (i) 0.25% of aggregate committed but undrawn capital and (ii) 0.75% of aggregate drawn capital (including capital drawn to pay Company expenses) during any period. The fee waiver shall terminate if and when the Company makes an IPO of its common stock.
     (d) Any transaction, loan origination, advisory or similar fees (“Transaction Fees”) received in connection with the Company’s activities or the Adviser’s activities as they relate to the Company shall be the property of the Company. The parties agree that any Transaction Fees paid to the members, managers, partners or employees of the Company, the Adviser or their respective affiliates in connection with the Company’s activities or the Adviser’s activities as they relate to the Company shall be promptly remitted to the Company; provided, however, Transaction Fees received in respect of an investment opportunity in which the Company and one or more entities (including affiliates of the Adviser) participate shall be allocated to each of the Company and such entities pro rata in accordance with their respective investments or proposed investments in such investment opportunity.
     (e) Notwithstanding anything to the contrary contained in this Agreement, the Company and the Adviser acknowledge and agree that the provisions of this Section 3 shall be of no force and effect unless and until this Agreement has been approved by the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act (the “Approval Date”). For the avoidance of doubt, the Adviser shall receive no compensation with respect to services provided hereunder prior to the Approval Date.
4.	Covenants of the Adviser
     The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.
5.	Excess Brokerage Commissions
     The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.
6.	Investment Team
     The Adviser shall manage the Company’s portfolio through a team of investment professionals (the “Investment Team”) dedicated primarily to the Company’s business, in cooperation with the Company’s Chief Executive Officer. The Investment Team shall be comprised of senior personnel of the Adviser, supported by and with access to the investment professionals, analytical capabilities and support personnel of the Company and TPG Capital, L.P.
7.	Limitations on the Employment of the Adviser
     The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Company, subject to the Adviser’s right to enter into sub-advisory agreements at set forth herein. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.
8.	Responsibility of Dual Directors, Officers and/or Employees
     If any person who is a manager, partner, officer or employee of the Adviser or the Administrator is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, officer or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.
9.	Conflicts of Interest
     The Adviser agrees that it shall submit to the Board a description of any potential or actual conflict of interest that the Adviser determines to be material in any transaction or relationship between the Company and any entity controlled by it, on the one hand, and the Adviser or any of its affiliates or their respective employees, partners, members, officers or directors, on the other hand; provided, however, that any transaction that is (i) conducted on an arm’s length basis and generates Transaction Fees one hundred percent (100%) of which are paid or remitted to the Company in accordance with Section 3(d) or (ii) made pursuant to an exemptive order obtained by the Company or the Adviser under the Investment Company Act shall not, in either case, constitute a conflict of interest for the purposes of this Section 9. Any transaction or relationship required to be submitted to the Board pursuant to the previous sentence shall promptly be reviewed and approved or disapproved by the Board, and the Adviser shall supply the Board with all information and data reasonably requested by the Board to enable it to reach an informed decision with respect thereto.

10.	Limitation of Liability of the Adviser; Indemnification
     The Adviser (and its members, managers, officers, employees, agents, controlling persons and any other person or entity affiliated with it) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services). As permitted by Article VIII of the Certificate of Incorporation, the Company shall, to the fullest extent permitted by law, provide indemnification and the right to the advancement of expenses, to each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was a member, manager, officer, employee, agent, controlling person or any other person or entity affiliated with the Adviser, including without limitation the Administrator, or is or was a member of the Adviser’s Investment Review Committee (each such person hereinafter an “Indemnitee”), on the same general terms set forth in Article VIII of the Certificate of Incorporation, the terms of which are incorporated herein mutatis mutandi as applied to the Indemnitees.
11.	Effectiveness, Duration and Termination of Agreement
     (a) This Agreement shall become effective as of the first date above written. This Agreement may be terminated at any time, without the payment of any penalty, upon not more than 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Company or by the vote of the Company’s directors or by the Adviser. The provisions of Section 10 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration, and Section 10 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.
     (b) This Agreement shall continue in effect for two years from the date hereof, or to the extent consistent with the requirements of the Investment Company Act, from the date of the Company’s election to be regulated as a BDC under the Investment Company Act, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (B) the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

     (c) This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).
12.	Notices
     Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.
13.	Amendments
     This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.
14.	Entire Agreement; Governing Law
     This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of Delaware and in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.
[Remainder of page intentionally left blank.]

*   *   *
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

TPG SPECIALTY LENDING, INC.
By:	/s/ Ronald Cami
	Name:	Ronald Cami
	Title:	Vice President

TSL ADVISERS, LLC
By:	/s/ David C. Reintjes
	Name:	David C. Reintjes
	Title:	Chief Compliance Officer